UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-36677 (Commission File Number)	38-2063100 (IRS Employer Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On March 31, 2017, Diplomat Pharmacy, Inc., a Michigan corporation, its subsidiaries (collectively, the “Company”), and Celgene Corporation, a Delaware corporation (“Celgene”) entered into a Pharmacy Distribution and Services Agreement (the “Agreement”), to be effective July 1, 2017 (the “Effective Date”).  On the Effective Date, the Agreement will replace the Company’s current agreement with Celgene, as amended, which is set to expire on June 30, 2017 (the “Current Agreement”).  The Agreement sets forth the terms and conditions on which the Company will purchase specialty drugs from Celgene and provide certain services in connection with dispensing prescriptions for such specialty drugs following the expiration of the Current Agreement.

The Agreement is substantially similar to the Current Agreement, except that the Agreement (i) has a term beginning on the Effective Date and ending on June 30, 2019 (subject to each party’s right to terminate for convenience with at least 90 days’ notice), (ii) revises the fees charged for certain services performed by the Company in connection with the Company’s dispensing of prescriptions for the purchased specialty drugs, and (iii) revises the per prescription payouts collected by the Company in the event it meets certain performance targets negotiated with Celgene.

Until the Effective Date, the Current Agreement remains in full force and effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

	By:	/s/ Philip R. Hagerman
Philip R. Hagerman
Chairman and Chief Executive Officer

Date: April 13, 2017